Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS FIRST QUARTER 2016 RESULTS

MINNEAPOLIS, October 29, 2015 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal first quarter ended September 30, 2015 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•	Sales of $450.1 million, a decline of $14.4 million. Same-store sales increased 0.7%.

◦	Same-store service sales increased 0.3% and same-store product sales increased 2.4%.

•	GAAP net loss of $(0.8) million or $(0.02) per diluted share.

◦	Includes $(0.03) per diluted share impact due to the deferred tax valuation allowance on income tax expense.

•	EBITDA, as adjusted, of $22.9 million compared to $21.9 million in the prior year quarter.

◦	Increase of $2.2 million from same-store sales improvement and franchise growth.

◦
Decline of $(1.2) million mainly from minimum wage increases, stylist productivity, impact of an additional year of earned performance equity grants, planned strategic investments and foreign exchange, partly offset by costs savings, reduced self-insurance, lapping certain costs in the prior year quarter, and lower marketing expenditures due to timing.

•	Diluted EPS, as adjusted, was $(0.02) compared to $(0.17) in the prior year quarter.

◦	Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, increased $0.05 per share compared to the prior year quarter.

◦	Increase of $0.03 per share from same-store sales improvement and franchise growth.

◦
Increase of $0.01 per share due to lower depreciation, cost savings, reduced self-insurance, lower interest expense, lapping certain costs in the prior year quarter, and lower marketing expenditures due to timing, partly offset by minimum wage increases, stylist productivity, impact of an additional year of earned performance equity grants, planned strategic investments, foreign exchange and non-cash losses from our equity investment in Empire Education Group.

◦	Increase of $0.01 per share due to reduced shares outstanding.

•	The current quarter GAAP net loss includes discrete income of $0.2 million. The prior year quarter GAAP net loss includes net discrete expense of $0.6 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “The focus on Leadership Development, Technical Education and Asset Protection are continuing to improve our execution capability. In the first quarter, same-store sales increased 70 basis points, comprised of increases in same-store service and retail sales of 30 and 240 basis points. We also executed against our capital allocation policy by repurchasing $44 and $30 million of our shares during the first and second quarter to-date at very reasonable prices.

“A greater percentage of our field leaders drove positive same-store sales during the quarter compared to all of fiscal 2015. Our strong leaders are driving sustainable improvement by using the tools, processes and metrics we provide to drive growth quarter after quarter. These leaders are driving improved execution by developing their teams and hiring and retaining top stylists and salon leaders. That said, our opportunity remains our underperforming leaders who have yet to show consistent revenue progress. In these situations, we continue to provide additional training and development, or upgrade talent as necessary. We are significantly changing the way Regis manages the salon business, and I am very proud of our team’s growing ability to execute on our strategies. While our quarterly progress may not always be linear, I am confident we are on a path to deliver consistent long-term growth and profitability.”

The Company provided an update on its three key priorities to improve execution and performance in fiscal 2016. These areas follow the theme of people, process and metrics enabled by real-time information to make good business decisions and drive improved execution.

Leadership Development. Our focus on developing strong leaders who train, coach, mentor and lead their teams to success remains a top priority. Our formal training programs are now a regular part of the calendar for our field operations team and something they look forward to for the learning and inspiration they can bring back to their salons. We also extended our reach beyond our Regional Vice Presidents and Regional Directors to our District Leaders and now to our Salon Managers.

We deployed our 12-week Salon Manager training program during the first quarter. This is a comprehensive program that helps Salon Managers become more confident in their roles as teacher, leader and coach to stylists and focuses them on stylist retention, staffing and profitable revenue generation. Rollout of this training occurred about 5 weeks ago, and early participation has exceeded our expectations. Salon Manager and District Leader feedback has been quite positive. This curriculum is also being used as our onboarding program for new Salon Managers, creating a more standardized platform to empower our new leaders.

Technical Education. Making Regis a place where stylists can expect continued technical, product and experiential training reinforces our commitment to stylists’ ongoing development. We are becoming more localized in the way we deliver and execute technical and experiential training, and have been following specific onboarding plans to build out our technical education team across our salon portfolio and align

Artistic Directors with our Regional Directors. Our technical education program will ensure all salons receive in-salon technical training and provide regional cluster classes for stylists to leverage based on specific needs.

Asset Protection. Creating an environment where all stylists are working together, positively contributing to the health of our salons and salon teams, remains a key priority for our Asset Protection team. Enhanced exception reporting tools and case management systems provide key salon metrics that enable us to prioritize our asset protection efforts against our most compelling revenue growth opportunities. Through our asset protection awareness program and salon visits, our Asset Protection team is encouraging field leaders to make the right choices to optimize their individual success and revenues of Regis. During the first quarter, Asset Protection conducted over 800 awareness training sessions and salon visits. Not only did we continue to see sales trends improve due to these visits, but our Asset Protection team also assisted our field leaders in retaining high performing stylists and coaching stylists to grow their businesses to earn commissions.
Mr. Hanrahan concluded, “We are following the right strategies to make Regis the place where stylists can have successful and satisfying careers, and doing so will drive improved stylist retention, salon staffing, salon-level execution, and in turn, great guest experiences that lead to consistent, profitable growth. Our field leadership talent and execution capabilities are improving. We are taking necessary and critical steps to transform our culture into one that is focused on improving execution to realize the potential of each of our salons. We are hard at work and focused on driving daily executional improvements. As the team continues to execute our strategies, I am confident in our ability to make Regis the place for stylists to have successful and satisfying careers, which in turn will deliver long-term growth and shareholder value.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended September 30,		Fiscal Years Ended June 30,
	2015	2014(1)	2015(1)	2014(1)
	(Dollars in millions)
Revenue	$450.1	$464.6	$1,837.3	$1,892.4

Revenue decline %	(3.1)	(0.9)	(2.9)	(6.3)

Same-Store Sales %	0.7	0.6	(0.3)	(4.8)
Same-Store Average Ticket % Change	2.1	1.8	1.6	1.3
Same-Store Guest Count % Change	(1.4)	(1.2)	(1.9)	(6.1)

Cost of Service and Product %, U.S. GAAP reported and as adjusted (2)	59.5	59.2	59.3	59.1
Cost of Service % (2)	62.2	61.3	61.8	61.3
Cost of Product % (2)	48.9	50.7	49.7	50.3
Cost of Product %, as adjusted (2)	48.9	50.7	49.7	50.1

Site operating expense as % of total revenues, U.S. GAAP reported	10.6	11.1	10.5	10.8
Site operating expense as % of total revenues, as adjusted	10.7	11.1	10.6	10.9

General and administrative as % of total revenues, U.S. GAAP reported	9.9	9.7	10.1	9.1
General and administrative as % of total revenues, as adjusted	9.9	9.6	10.1	9.1

Operating income (loss) as % of total revenues, U.S. GAAP reported	0.9	(0.2)	0.2	(1.8)
Operating income as % of total revenues, as adjusted	0.9	0.0	0.1	0.0

EBITDA	22.2	21.7	73.8	56.5
EBITDA, as adjusted	22.9	21.9	86.5	100.8
____________________________________

(1)	Amounts for fiscal years 2015 and 2014 have been revised.

(2)	Excludes depreciation and amortization.

First Quarter Results:
Revenues. Revenues in the quarter of $450.1 million declined $14.4 million, or 3.1%, compared to the prior year quarter. Same-store sales increased 0.7% compared to the prior year quarter.

Service revenue was $350.2 million, a $14.6 million reduction, or 4.0%, compared to the prior year quarter. During the period, same-store service sales increased 0.3%. An increase in average ticket price of 1.4%, due to a change in service mix and pricing, was offset by a decline in guest traffic of 1.1%. Offsetting the same-
store sales increase was a 430 basis point decline in service revenue compared to the prior year quarter primarily due to a net reduction of 235 salons and foreign currency.

Product revenue was $88.0 million, a decrease of $0.8 million, or 0.9%, compared to the prior year quarter. Product same-store sales for the quarter increased 2.4%. An increase in guest transactions of 3.6%, primarily from improved execution as more of our service guests purchased retail product, was partly offset by a decrease in average ticket price of 1.2%. Offsetting the same-store sales increase was a 330 basis point decline in product revenue compared to the prior year quarter primarily due to a net reduction of 235 salons and foreign currency.

Royalties and fees were $12.0 million, an increase of $0.9 million, or 8.6% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 160 net franchised locations in the last twelve months.

Cost of Service and Product. Cost of service and product, as a percent of associated revenues, increased to 59.5%, or 30 basis points, compared to the prior year quarter.

Cost of service as a percent of service revenue for the quarter increased 90 basis points versus the prior year quarter, to 62.2%. The primary drivers were state minimum wage increases, stylist productivity, and higher health insurance costs, partly offset by lower field incentives.

Cost of product as a percent of product revenue was 48.9%, a decrease of 180 basis points when compared to the prior year quarter. The primary drivers were improved salon level inventory management and lapping of certain costs in the prior year quarter.

Site Operating Expenses. Site operating expenses of $47.8 million decreased $3.7 million compared to the prior year quarter. This was primarily driven by a net reduction of 235 salons, timing of certain marketing expenditures, lower self-insurance costs and cost savings, partly offset by higher freight costs.

General and Administrative. General and administrative expenses of $44.5 million decreased $0.6 million compared to the prior year quarter. Excluding the impact of discrete items in the prior period, general and administrative expenses were flat compared to the prior year quarter. The current quarter includes the impact of fiscal 2015’s earned performance shares, whereas the prior year quarter was not impacted in a similar fashion because performance shares were not earned in fiscal 2014. This increase, coupled with planned strategic investments in Technical Education was offset by the lapping of certain costs in the prior year quarter, cost savings and foreign exchange.

Rent. Rent expense of $74.8 million decreased $2.9 million compared to the prior year quarter. This decrease was primarily the result of a net reduction of 235 salons and foreign exchange, partly offset by rent inflation.

Depreciation and Amortization. Depreciation and amortization was $17.9 million compared to $22.2 million in the prior year quarter, a decrease of $4.3 million. The decrease was primarily due to salon closures and reduced salon impairment charges compared to the prior year quarter.

Income Taxes. During the three months ended September 30, 2015 and 2014, the Company recognized tax expense of $2.8 and $6.3 million, respectively, with corresponding effective tax rates of 98.3% and (157.2)%, respectively.

The recorded tax expense and effective tax rate for the three months ended September 30, 2015 and 2014 were different than what would normally be expected. The majority of the tax expense related to non-cash tax expense for tax benefits on certain indefinite-lived assets the Company cannot recognize for reporting purposes. The total tax expense expected for the year ended June 30, 2016 is approximately $8.0 million related to this matter; however, there will be variation from quarter to quarter as a result of how the effective tax rate is computed on an interim basis. This non-cash tax item will continue as long as the Company has a valuation allowance against most of its deferred tax assets.

Equity in Affiliates. Loss from equity method investments and affiliated companies was $0.9 million compared to income of $0.4 million in the prior year quarter. The decrease of $1.3 million was due to lower current year earnings from Empire Education Group.

EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $22.9 million, an increase of $1.0 million compared to the prior year quarter.

Interest. Interest expense of $2.4 million declined $0.7 million as compared to the prior year quarter. The decrease was due to settlement of the $172.5 million convertible debt in July 2014.

Discrete Items. Discrete items for the current quarter consisted of a $0.2 million decrease in self-insurance reserves.

Capital Allocation. In accordance with the Company’s capital allocation policy, the Company’s Board of Directors authorized an additional $50 million during the first quarter to be expended for the repurchase of the Company’s stock. During the first quarter, the Company repurchased 3.4 million shares for $44 million at an average price of $12.77 per share, excluding transaction costs. To-date in the second quarter, the Company repurchased an additional 2.3 million shares for $30 million at an average price of $12.89 per share, excluding transaction costs. As a result of this activity, approximately $37 million remains outstanding under the Company’s existing share repurchase authorization.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call via webcast discussing first quarter results today, October 29, 2015, at 9:00 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or to participate by phone by dialing (800) 967-7134 and entering access code 262728. A replay of the presentation will be available later that day. The replay phone number is 888-203-1112, access code 262728.

About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of September 30, 2015, the Company owned, franchised or held ownership interests in 9,564 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to execute on our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; changes in tax rates; the effect of changes to healthcare laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; reliance on management information systems; reliance on external vendors; changes in distribution channels of manufacturers; financial performance of our franchisees; internal control over the accounting for leases; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; financial performance of our investment in Empire Education Group; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share data)

	September 30, 2015 (Unaudited)	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$176,780	$212,279
Receivables, net	24,247	24,631
Inventories	140,333	128,610
Other current assets	62,496	62,762
Total current assets	403,856	428,282

Property and equipment, net	206,261	218,157
Goodwill	416,057	418,953
Other intangibles, net	16,240	17,069
Investment in affiliates	14,453	15,321
Other assets	63,506	64,233

Total assets	$1,120,373	$1,162,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligations, current	$—	$2
Accounts payable	74,125	63,302
Accrued expenses	146,803	153,362
Total current liabilities	220,928	216,666

Long-term debt	120,000	120,000
Other noncurrent liabilities	198,906	197,905
Total liabilities	539,834	534,571
Commitments and contingencies (Note 6)
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 50,338,680 and 53,664,366 common shares at September 30, 2015 and June 30, 2015, respectively	2,517	2,683
Additional paid-in capital	256,660	298,396
Accumulated other comprehensive income	5,234	9,506
Retained earnings	316,128	316,859

Total shareholders’ equity	580,539	627,444

Total liabilities and shareholders’ equity	$1,120,373	$1,162,015

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CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For The Three Months Ended September 30, 2015 and 2014
(Dollars and shares in thousands, except per share data amounts)

	Three Months Ended September 30,
	2015	2014(1)
Revenues:
Service	$350,161	$364,742
Product	87,976	88,762
Royalties and fees	11,993	11,047
	450,130	464,551
Operating expenses:
Cost of service	217,768	223,687
Cost of product	43,036	44,977
Site operating expenses	47,828	51,572
General and administrative	44,548	45,185
Rent	74,819	77,696
Depreciation and amortization	17,855	22,188
Total operating expenses	445,854	465,305

Operating income (loss)	4,276	(754)

Other (expense) income:
Interest expense	(2,354)	(3,098)
Interest income and other, net	944	(127)

Income (loss) before income taxes and equity in (loss) income of affiliated companies	2,866	(3,979)

Income taxes	(2,816)	(6,256)
Equity in (loss) income of affiliated companies, net of income taxes	(858)	392

Net loss	$(808)	$(9,843)

Net loss per share:
Basic and diluted	$(0.02)	$(0.18)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	52,793	55,743
____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
For The Three Months Ended September 30, 2015 and 2014
(Dollars in thousands)

	Three Months Ended September 30,
	2015	2014(1)
Net loss	$(808)	$(9,843)
Other comprehensive loss:
Foreign currency translation adjustments during the period	(4,272)	(4,622)
Other comprehensive loss	(4,272)	(4,622)
Comprehensive loss	$(5,080)	$(14,465)
____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
For The Three Months Ended September 30, 2015 and 2014
(Dollars in thousands)

	Three Months Ended September 30,
	2015	2014(1)
Cash flows from operating activities:
Net loss	$(808)	$(9,843)
Adjustments to reconcile net loss to net cash provided by:
Depreciation and amortization	15,205	18,122
Equity in loss (income) of affiliated companies	858	(392)
Deferred income taxes	1,727	4,619
Gain on sale of salon assets	(407)	—
Salon asset impairment	2,650	4,066
Stock-based compensation	2,508	1,781
Amortization of debt discount and financing costs	337	618
Other non-cash items affecting earnings	8	343
Changes in operating assets and liabilities, excluding the effects of asset sales	(10,224)	(3,281)
Net cash provided by operating activities	11,854	16,033

Cash flows from investing activities:
Capital expenditures	(8,611)	(11,629)
Proceeds from sale of assets	684	4
Change in restricted cash	(682)	—
Net cash used in investing activities	(8,609)	(11,625)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(2)	(173,740)
Repurchase of common stock (2)	(38,418)	(21,529)
Net cash used in financing activities	(38,420)	(195,269)

Effect of exchange rate changes on cash and cash equivalents	(324)	(1,509)

Decrease in cash and cash equivalents	(35,499)	(192,370)

Cash and cash equivalents:
Beginning of period	212,279	378,627
End of period	$176,780	$186,257

____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

(2)
During the three months ended September 30, 2015, the Company repurchased approximately 3.4 million shares of common stock for $43.7 million, of which $5.3 million had not been paid for as of September 30, 2015.

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SAME-STORE SALES (1):

	For the Three Months Ended
	September 30, 2015			September 30, 2014
	Service	Retail	Total	Service	Retail	Total
SmartStyle	3.7%	3.5%	3.6%	3.6%	3.4%	3.5%
Supercuts	1.7	7.7	2.2	1.7	6.5	2.1
MasterCuts	(4.0)	(2.4)	(3.8)	(3.5)	3.8	(2.3)
Other Value	(0.9)	5.4	(0.2)	(1.4)	9.9	(0.4)
North American Value	0.9%	3.8%	1.5%	0.7%	4.9%	1.4%

North American Premium	(2.5)%	(2.9)%	(2.6)%	(3.4)%	1.7%	(2.5)%

International	0.2%	—%	0.1%	1.7%	(5.3)%	(0.3)%

Consolidated	0.3%	2.4%	0.7%	—%	3.5%	0.6%

____________________________________

(1)
Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and fiscal year same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	September 30, 2015	June 30, 2015
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,663	2,639
Supercuts	1,079	1,092
MasterCuts	461	466
Other Value	1,681	1,711
Regis salons	750	761
Total North American Salons (1)	6,634	6,669
Total International Salons (2)	349	356
Total Company-owned Salons	6,983	7,025

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	127	127
Supercuts	1,453	1,393
Other Value	794	804
Total North American Salons (1)	2,374	2,324
Total International Salons (2)	—	—
Total Franchise Salons	2,374	2,324

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	207	207

Grand Total, System-wide	9,564	9,556
____________________________________

(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income (loss), net loss, net loss per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three months ended September 30, 2015 and 2014:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Self-insurance reserve adjustments.

•	Expense associated with legal cases.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars in thousands)

Reconciliation of U.S. GAAP operating income (loss) and net loss to equivalent non-GAAP measures
		Three Months Ended September 30,
	U.S. GAAP financial line item	2015	2014(1)
U.S. GAAP revenue		$450,130	$464,551

U.S. GAAP operating income (loss)		$4,276	$(754)

Non-GAAP operating adjustments (2):
Self-insurance reserve adjustments	Site Operating	(161)	(80)
Legal fees	General and administrative	—	659
Total non-GAAP operating adjustments		(161)	579
Non-GAAP operating income (loss) (3)		$4,115	$(175)

U.S. GAAP net loss		$(808)	$(9,843)
Non-GAAP operating adjustments		(161)	579
Non-GAAP net loss		$(969)	$(9,264)
____________________________________
Notes:

(1)	Amounts for fiscal year 2015 have been revised.

(2)	As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(3)
Adjusted operating margins for the three months ended September 30, 2015 and 2014, were 0.9% and 0.0%, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars and shares in thousands, except per share data)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net loss per diluted share
	Three Months Ended September 30,
	2015	2014(1)
U.S. GAAP net loss per diluted share (2)	$(0.015)	$(0.177)
Self-insurance reserve adjustments	(0.003)	(0.001)
Legal fees	—	0.012
Non-GAAP net loss per diluted share (3)	$(0.018)	$(0.166)

U.S. GAAP Weighted average shares - basic and diluted	52,793	55,743
____________________________________
Notes:

(1)	Amounts for fiscal year 2015 have been revised.

(2)
For the three months ended September 30, 2015, income tax expense of $2.8 million relates primarily to a $1.8 million non-cash charge for tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter. For the three months ended September 30, 2015, the Company evaluated GAAP diluted EPS with and without the full effects of the valuation allowance and calculated an impact of $0.03. Diluted EPS, as adjusted, without the presence of the valuation allowance, was $0.01 and ($0.03) for the three months ended September 30, 2015 and 2014, respectively, representing an improvement of $0.04. As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to EBITDA, as adjusted, a non-GAAP financial measure
(Dollars in thousands)
(Unaudited)

EBITDA, as adjusted
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in loss (income) of affiliated companies, and identified items impacting comparability for each respective period. For the three months ended September 30, 2015 and 2014, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods.

	Three Months Ended September 30,
	2015	2014
Consolidated reported net loss, as reported (U.S. GAAP)	$(808)	$(9,843)
Interest expense, as reported	2,354	3,098
Income taxes, as reported	2,816	6,256
Depreciation and amortization, as reported	17,855	22,188
EBITDA (as defined above)	$22,217	$21,699

Equity in loss (income) of affiliated companies, as reported	858	(392)
Self-insurance reserve adjustments	(161)	(80)
Legal fees	—	659
EBITDA, as adjusted, non-GAAP financial measure	$22,914	$21,886

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales (Unaudited)

	Three Months Ended September 30,
	2015	2014
Revenue decline, as reported (U.S. GAAP)	(3.1)%	(0.9)%
Effect of new stores and conversions	(0.6)	(0.8)
Effect of closed salons	2.9	2.3
Foreign currency	1.7	0.1
Other	(0.2)	(0.1)
Same-store sales, non-GAAP	0.7%	0.6%

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